EXHIBIT 21

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation

First Niagara Bank	United States of America

First Niagara Commercial Bank	New York

First Niagara Funding, Inc.	New York

First Niagara Leasing, Inc.	New York

First Niagara Portfolio Management, Inc.,	New York

First Niagara Realty, Inc.	New York

TSB Real Property, Inc.	New York

First Niagara Risk Management, Inc.	New York

First Niagara Securities, Inc.	New York

First Niagara Centre, Inc.	New York

First Niagara Associates, Inc.	New York